Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the prospectus, which is referred to and made part of this Registration Statement (Form S-3) of MiMedx Group, Inc. for the registration of common stock, preferred stock, and warrants and to the incorporation by reference therein of our report dated March 15, 2013, with respect to the consolidated financial statements of MiMedx Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
July 3, 2013